EXHIBIT 2.8
                              AMENDED AND RESTATED
                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT, is made this 15th day of May, 1998 and amends, supplants and replaces the Acquisition Agreement previously executed the 18th day of April, 1998. This Amended and Restated Acquisition Agreement is by and among HEALTHPLAN SERVICES CORPORATION, a Delaware corporation (hereinafter referred to as "Buyer"), NATIONAL PREFERRED PROVIDER NETWORK, INC., a New York corporation ("NPPN"), QUALITY MEDICAL ADMINISTRATORS, INC., a New York corporation ("Quality") and NATIONAL NETWORK SERVICES, INC., a New York corporation ("NNS") (NPPN, Quality and NNS are hereinafter each individually referred to as a "Company" and collectively as the "Companies"), and Ronald J. Davi, Ronald J. Davi, as trustee under The Ronald J. Davi Irrevocable Qualified Annuity Trust Agreement I, Ronald J. Davi, as trustee under The Ronald J. Davi Irrevocable Qualified Annuity Trust Agreement II, and Ronald J. Davi, as trustee under The Ronald J. Davi Irrevocable Qualified Annuity Trust Agreement III (the "Trusts") (collectively, "Seller").

                              W I T N E S S E T H :

         WHEREAS, the parties hereto wish to enter into this Acquisition Agreement pursuant to which Buyer will purchase from Seller all of the issued and outstanding shares of capital stock of the Companies, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. The capitalized terms used herein will have the meanings ascribed to them in EXHIBIT 1.1 hereto. Unless the context otherwise requires, such capitalized terms will include the singular and plural and the conjunctive and disjunctive forms of the terms defined.


                                    ARTICLE 2

                           COVENANTS AND UNDERTAKINGS.


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         2.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions hereinafter set forth, at Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all liens, claims, charges, security interests and other encumbrances of any nature whatsoever, and Buyer shall purchase, 10 shares of the common capital stock of NPPN, 10 shares of the common capital stock of Quality, and 10 shares of the common capital stock of NNS (the "Shares") which represent all of the issued and outstanding shares of capital stock of the Companies. Such sale, transfer, conveyance and delivery shall be evidenced by the delivery to Buyer of share certificates duly endorsed in blank or certificates accompanied by duly executed stock powers (with signatures guaranteed and with all necessary transfer taxes, if any, paid or other revenue stamps affixed thereto) together with such other documents of transfer as Buyer shall reasonably request.


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         2.2 PURCHASE PRICE.

                  (a) CONSIDERATION. Buyer, in full payment for the Shares shall pay the Purchase Price as follows:

                           (i) The Cash Purchase Price Amount less the Escrow
                  Amount shall be paid in cash or by other immediately available funds to Seller (such amount to be allocated among the Seller parties as set forth on EXHIBIT 2.2) at Closing;

                           (ii) The Escrow Amount shall be paid in cash or other
                  immediately available funds at Closing to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement;

                           (iii) The Additional Payment Amount shall be paid in
                  cash or other immediately available funds, to Seller (such amount to be allocated among the Seller parties as set forth on EXHIBIT 2.2) as set forth in Section 2.2(c) below, within 90 days after the Determination Date.

                  (b) POST-CLOSING ADJUSTMENT TO PURCHASE PRICE; PROCEDURES AND DETERMINATION OF THE DEFICIENCY AMOUNT DUE FROM SELLER OR EXCESS NET WORTH AMOUNT DUE FROM BUYER. The Cash Purchase Price Amount has been determined based upon the assumption that a post Closing audit of the Companies will verify that as of the close of business on the Closing Date, the Companies' Combined Net Worth as determined from the Audited Closing Balance Sheet prepared in connection with such audit adjusted by adding back the amount of the Seller's 1998 Sub S Tax Payment Distributions will not be less than the amount thereof shown on the Companies' combining


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         unaudited balance sheet as of 12/31/97 (the "Unaudited 12/31/97 Balance
         Sheet") provided to Buyer by Seller and attached as SECTION 3.8 of the Disclosure Letter. In order to verify the foregoing, Buyer will at its expense prepare a consolidated final closing balance sheet consolidating all of the Companies as of the close of business on the Closing Date in accordance with the procedures set forth below, which will be audited by Price Waterhouse LLP (the "Audited Closing Balance Sheet"). To the extent that the Net Worth as determined from the Audited Closing Balance Sheet of the Companies adjusted by adding back the amount of the Seller's 1998 Sub S Tax Payment Distributions is less than the Net Worth determined from the Unaudited 12/31/97 Balance Sheet (a "Deficiency Amount"), the Seller shall pay back to the Buyer, as an adjustment to the Purchase Price, the aggregate of such Deficiency Amount as shown on the Final Statement of Deficiency Amount. (It is also understood that the Companies will not have less than a $0 (zero) balance in Working Capital as of the Closing.) Likewise, if the Companies Combined Net Worth as determined from the Audited Closing Balance Sheet after adding back the Seller's 1998 Sub S Tax Payment Distributions exceeds the Companies Combined Net Worth as shown on the Unaudited 12/31/97 Balance Sheet (an "Excess Net Worth Amount"), the Buyer will pay to the Seller the Excess Net Worth Amount provided that the Seller's Working Capital was at least 0 . The payment of the Deficiency Amount or the Excess Net Worth Amount shall be made within 10 days of the date of determination of the Final Closing Balance
         Sheet. The Deficiency Amount or the Excess Net Worth Amount shall be determined in accordance with the following procedures:

                           (i) In order to determine the Deficiency Amount or
                  the Excess Net Worth Amount, if any, within 135 days of the Closing Date, Buyer will deliver to Seller the Audited Closing Balance Sheet together with a statement setting forth the Deficiency Amount, if any, derived therefrom (a "Statement of Deficiency Amount" or the Excess Net Worth Amount, if any, "Statement of Excess Net Worth Amount," as the case may be). Thereafter, Seller shall have 45 days during which its independent auditors and authorized representatives shall have full access at all reasonable times to the properties, books, records and personnel of the Companies relating to periods prior to the Closing Date for purposes of reviewing and resolving any disputes concerning the Audited Closing Balance Sheet and the Statement of Deficiency Amount or the Statement of Excess Net Worth Amount as the case may be. Seller shall have 45 days following delivery to Seller of the Audited Closing Balance Sheet and the Statement of Deficiency Amount or Statement of Excess Net Worth Amount, as the case may be, during which to notify Buyer of any dispute. Prior


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                  to the expiration of such 45-day period, if Seller has any objection to the Audited Closing Balance Sheet or the Statement of Deficiency Amount or Statement of Excess Net Worth Amount, as the case may be, Seller shall give written notice to Buyer of such objection to the Audited Closing Balance Sheet (a "Seller's Objection Notice") which notice shall set forth in reasonable detail the basis for such dispute. If Seller fails to notify Buyer that it is disputing any item contained in the Audited Closing Balance Sheet or the Statement of Deficiency Amount or Statement of Excess Net Worth Amount as the case may be prior to the close of business on the 45th day after delivery thereof, the Audited Closing Balance Sheet and Statement of Deficiency Amount or the Statement of Excess Networth as the case may be provided by the Buyer shall be final, conclusive and binding and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Statement of Deficiency Amount" or the Final Statement of Excess Net Worth Amount, as the case may be. In the event that Seller shall so notify Buyer of any dispute, the undisputed portion of the Deficiency Amount shall be paid to the Buyer by the Seller (or the undisputed portion of the Excess Net Worth Amount shall be paid by the Buyer to the Sellers, as the case may be) and Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable. If Buyer and Seller are unable to resolve any such dispute within 15 days of Seller's delivery of the Seller's Objection Notice, such dispute shall be resolved by a Settlement Auditor. In resolving such dispute, the Settlement Auditor shall make such revisions to the Audited Closing Balance Sheet and Statement of Deficiency Amount or Statement of Excess Net Worth Amount, as the case may be, as it deems appropriate in accordance with GAAP in order to make a determination of the Deficiency Amount or Excess Net Worth Amount, as the case may be, if any, in accordance with GAAP as promptly as practicable provided that the Deficiency Amount or Excess Net Worth Amount as so determined must be between (or equal to one of) the amounts proposed by Seller and Buyer in the dispute. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. "" ET SEQ. (the "Federal Arbitration Act").
                  The expenses relating to the engagement of the Settlement Auditor shall be shared equally by Buyer and Seller. In the event of a dispute, the Closing Balance Sheet and Statement of Deficiency Amount or Statement of Excess Net Worth


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                  Amount, as the case may be, as modified by the Settlement
                  Auditor shall be the "Final Closing Balance Sheet" and the "Final Statement of Deficiency Amount" or "Final Statement of Excess Net Worth Amount," as the case may be.

                           (ii) Upon determination of the Final Closing Balance
                  Sheet and the Final Statement of Deficiency Amount or Final Statement of Excess Net Worth Amount, as the case may be, the Seller shall pay to the Buyer the Final Deficiency Amount or the Buyer shall pay to the Seller the Final Excess Net Worth Amount, as the case may be, so determined less any undisputed portion previously paid pursuant to subparagraph (i) above.


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                  (c)      ADDITIONAL PAYMENT.


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                           (i) As an additional part of the Purchase Price,
                  within 90 days of the Determination Date, Buyer shall pay to Seller an amount equal to the Cumulative Core Business EBIT multiplied by 3, less the Cash Purchase Price Amount (the "Additional Payment"); provided that in no event shall the Additional Payment exceed the sum of Twenty Five Million Dollars ($25,000,000) (U.S.) and no payment shall be due or made unless the Cumulative Core Business EBIT of the Company during the Determination Period is equal to or greater than twelve percent (12%) of Cumulative Core Business Revenues during the Determination Period. For purposes of determining the Core Business Revenues and the Cumulative Core Business EBIT, the Buyer shall deliver to Seller within 60 days of the Determination Date, the Companies' consolidated statements of income, prepared in accordance with GAAP by the Buyer, for the Determination Period (the "Determination Date Income Statements"). Seller shall have 45 days following delivery to Seller of the Determination Date Income Statements during which to notify Buyer of any dispute of any item contained therein, which notice shall set forth the basis for such dispute. During such time period, Seller and its independent auditors and authorized representatives shall have full access at all reasonable times to the properties, books, records and personnel of the Companies relating to periods during the Determination Period for purposes of reviewing and resolving any disputes concerning the Determination Date Income Statements. If Seller fails to notify Buyer of any such dispute within such 45-day period, the Determination Date Income Statements shall be final, conclusive and binding. In the event the Seller notifies the Buyer of any dispute, the undisputed portion of the Additional Payment shall be paid to Seller and Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable. If Buyer and Seller are unable to resolve any such dispute within 15 days of Seller's delivery of such notice, such dispute shall be resolved by a Settlement Auditor. The Settlement Auditor shall make such revisions to the Determination Date Income Statements as it deems appropriate in order to make a determination of the Additional Payment as promptly as practicable, provided that the Additional Payment as so determined must be between (or equal to one of) the amounts proposed by Seller and Buyer in the dispute. Such determination shall be final, conclusive and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act. The expenses

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                  relating to the engagement of the Settlement Auditor shall be shared equally by Buyer and Seller.

                           (ii) Upon determination of the Additional Payment,
                  Buyer shall pay to Seller (such amount to be allocated among the Seller parties as set forth on EXHIBIT 2.2) the Additional Payment less the undisputed portion previously paid pursuant to Section 2.2(c)(i).

                           (iii) Notwithstanding the above, if there is a Change
                  in control in Buyer, and provided that as of the date of Change in Control, the Cumulative Core Business EBIT of the Company through the date of the Change in Control is equal to or greater than twelve percent (12%) of Cumulative Core Business Revenues during such time period, the Seller shall have the option, exercisable within 90 days after the occurrence of the Change in Control, to accelerate the Additional Payment, recomputed for purposes of this Section at the greater of the following amounts (provided that in no event shall the sum of recomputed Additional Payment exceed $25,000,000):

                                    (a) Cumulative Core Business EBIT for 12
                           month period ending on the calendar month preceding the Change in Control (or such lesser period between Closing and the Change in Control, if applicable) multiplied by 9, less the Cash Purchase Price amount; or

                                    (b) (A) $8,333,333.00 if the Change of
                           Control occurs within the first anniversary following Closing, provided that the option described above cannot be exercised any sooner than the first anniversary of the Closing Date, (B) $16,666,666 if the Change of Control occurs between the first and second anniversaries following Closing, or (C) $25,000,000 if the Change of Control occurs between the second anniversary following Closing and the Determination Date.

                           (iv) Interest on the Additional Payment shall be
                  determined using the Determination Date Income Statements and shall accrue as follows. From July 1, 1999 through June 30, 2000, interest shall accrue at a rate equal to the June 30, 1999 interest rate on newly issued U.S. Treasury Notes having a maturity of 2 years, on the amount of the Additional Payment that would have been due had the Determination Date been June 30, 1999. From July 1, 2000 through June 30,

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                  2001, interest shall accrue at a rate equal to the June 30,
                  2000 interest rate on newly issued U.S. Treasury Notes having a maturity of 2 years, on the amount of the Additional Payment that would have been due had the Determination Date been June 30, 2000. From July 1, 2001 through the date of payment of the Additional Payment, Interest shall accrue at a rate equal to the June 30, 2001 interest rate on newly issued U.S. Treasury Notes having a maturity of 2 years, on the amount of the Additional Payment.

                  D. APPROVAL OF ACQUISITIONS BY THE COMPANIES POST CLOSING:
                  During the Determination Period the Companies will be allowed to make acquisitions of other PPO businesses which are complimentary to the core business of the Companies ("Post Closing PPO Acquisitions") subject to the following procedures:

                           (i) In any acquisition involving payment of an aggregate purchase price, including the potential amount of any earn outs or other forms of deferred payments related to such acquisition, of $2 million or less that is approved by Seller, Buyer will provide to Companies the necessary capital or financing to complete the acquisition until the aggregate purchase price of Post-Closing PPO Acquisitions equals $10 million (the "PPO Acquisition Cap");

                           (ii) In any acquisition involving payment of an aggregate purchase price, including the potential amount of any earn outs or other forms of deferred payments related to such acquisition, in excess of $2 million and less than or equal to $5 million, and provided such acquisition has been approved by the CEO of Buyer, Buyer will provide the necessary capital or financing to complete the acquisition until the PPO Acquisition Cap is attained;

                           (iii) With respect to any other Post-Closing PPO Acquisition, or after the PPO Acquisition Cap has been reached,

                                    (a) any such acquisition must be approved by Seller and documented in accordance with Buyer's acquisition documentation policies, must add strategic value, must be based upon a business plan with reasonable assumptions that indicates an expected return on investment commensurate with the Buyer's expectations for acquisitions generally, must


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                                    pass Buyers due diligence investigation
                                    without finding any significant exposure to potential material adverse events, whether of not contingent or fixed, and must not involve any entity or person who would be objectional to Buyer on the basis of reputation or character. For purposes of this requirement if the business being proposed for purchase has earnings before interest and taxes for the preceding 12 months and after the acquisition can be reasonably expected to have EBIT projected for the next 24 months after closing which are equal to or greater than 12% of its gross revenues, the request will be deemed to meet this requirement unless Buyer reasonably believes that it is not reasonable to assume this performance will continue after the end of 24 months after the acquisition;

                                    (b) The proposed acquisition must be
                                    approved by the Buyer's Executive Committee or Board of Directors; and

                                    (c) The consideration proposed to be paid in any proposed acquisition including any debt to be assumed must not exceed
                                    $10,000,000.00; and

                           (iv) The results from any Post Closing PPO
                           Acquisition made by Buyer without the prior written consent of Seller shall not be considered in the determination of the Determination Date Income Statements if they shall cause a reduction in the amount of the Adjustment Payment.

         2.3      INTERCOMPANY ACCOUNTS AND SERVICES.

                  (a) At the Closing, the Seller shall take all actions necessary to cause each Company to pay or cancel as of the Closing all cash overdrafts, intercompany payables or receivables, indebtedness and other accounts between a Company on the one hand, and the Seller or any Affiliate of the Seller, on the other hand.

                  (b) At the Closing, except as contemplated by the LLC Operating Agreement, all data processing, internal accounting, insurance, personnel, legal, telephone and other services or products provided by the Seller or its Affiliates to a Company or by a Company to the Seller or its Affiliates shall terminate without liability or obligation thereafter accruing.


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         2.4      EMPLOYEE MATTERS.

                  (a) TERMINATION OF COMPANY BENEFIT PLANS. Seller shall cause each Company to take whatever action is reasonably necessary or appropriate to terminate as of the Closing the participation, sponsorship and/or maintenance of each Company in all of the Plans except those listed on EXHIBIT 2.4(A).

                  (b) OBLIGATION TO ASSIST IN TRANSITION. Seller shall, both before and after the Closing Date, provide Buyer with any information in Seller's possession or under its control which Buyer shall reasonably request concerning the employees of each Company, and shall cooperate with, and assist, Buyer with respect to the commencement of participation of any Employee of a Company in any of Buyer's Plans or arrangements. In addition, the Seller will provide the Buyer with the information necessary to comply with any continuation coverage requirements of Code Section 4980B.

         2.5 AFFILIATED CONTRACTS. At or prior to Closing, the Seller shall and shall have caused its Affiliates to transfer to the Companies any assets or contracts used primarily in the businesses of a Company which the Seller or its Affiliates own or with respect to which the Seller or its Affiliates are the contracting party, as opposed to a Company, including, but not limited to, those assets and contracts listed on EXHIBIT 2.5.

         2.6 GOOD FAITH DEALING. Each of the parties hereto agrees that it will at all times act in good faith and with fair dealing with respect to its obligations under this Agreement.

         2.7 CLOSING. The Closing will take place at the offices of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., 501 East Kennedy Boulevard, Tampa, Florida at 10:00 a.m., local time, on the Closing Date.

         2.8 BUYER STOCK OPTIONS FOR EMPLOYEES OF THE COMPANY OTHER THAN SELLER. The Buyer shall make available to employees of Companies under its Employee Stock Option Plan options to purchase its common stock covering up to 50,000 shares of such stock subject to the terms and conditions of the Buyer's Stock Option Plans provided that grants of such options shall be subject to consultation and approval of the Buyer's Chief Executive Officer and the Compensation Committee of the Buyer's Board of Directors.

         2.9 HSR ACT FILINGS. As promptly as practicable after the execution of this Agreement, and in any event not later than the fourteenth (14) business day following the date of this Agreement, the Buyer and the Companies shall, in cooperation with each other, make the required filings in connection with the transactions contemplated by this Agreement under the HSR Act with the Federal


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Trade Commission and the Antitrust Division of the United States Department of
Justice, and, as promptly as practicable from time to time thereafter, each party shall make all such further filings and submissions, and take such further action, as may be required in connection therewith. The Buyer and the Companies shall each request early termination of the waiting period with respect to such filings. Each party shall furnish the other all information in its possession necessary for compliance by the other with the provisions of this Section 2.9. The Buyer and the Companies shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the party receiving the request shall use its best efforts to comply with such request as soon as possible. Neither party shall withdraw any such filing or submission without the written consent of the other party.

         2.10 DELIVERY OF EXHIBITS AND DISCLOSURE LETTER. As promptly as possible after the execution of this Agreement, Seller and the Companies shall deliver the Exhibits and the Disclosure Letter to Buyer in form and content satisfactory to Buyer in its sole discretion. If Seller and the Companies fail to so deliver the Exhibits and Disclosure Letter by 5:00 P.M., April 22, 1998, Buyer may terminate this Agreement and abandon the transactions contemplated hereby.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLER AND THE COMPANIES

         The Seller (for purposes of this Article, only Ronald Davi) and each Company represent and warrant to Buyer as follows:

         3.1 ORGANIZATION. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the Laws of their respective states of incorporation listed on SECTION 3.1 of the Disclosure Letter and each is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary except where the failure to be so qualified is not reasonably likely to have a Material Adverse Effect upon such Company. No Company has any Subsidiaries. SECTION 3.1 of the Disclosure Letter sets forth a true and complete list of each jurisdiction in which each Company is qualified to do business as a foreign corporation. Attached to SECTION 3.1 of the Disclosure Letter are true and complete copies of each Company's Articles of Incorporation and Bylaws, as in effect on the date of this Agreement.


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         3.2 AUTHORITY. Ronald J. Davi individually, and as trustee under each of the Trusts, has full power and authority and each Company has full corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and compliance with the terms of this Agreement by each Company and the performance by each Company of their respective obligations hereunder has been duly and validly authorized by all necessary action on the part of their respective Boards of Directors and shareholders. This Agreement has been duly and validly executed and delivered by the Seller and each Company and constitutes a legal, valid, and binding obligation of the Seller and each Company, enforceable against the Seller and each Company in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3 NO CONFLICTS. Except as disclosed in SECTION 3.3 of the Disclosure Letter, neither the execution and delivery by any Company or the Seller of this Agreement nor the performance of the obligations of any Company (prior to the Closing Date) or the Seller hereunder will:

                  (a) conflict with or violate any material Law or Order applicable to either Seller or any Company or any of their assets or properties;

                  (b) conflict with or violate any term of the Articles of Incorporation or Bylaws of any Company;

                  (c) result in the creation or imposition of any material Lien upon any Company or any of its assets or properties or conflict with or result in or constitute a material default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Material Contract to which any Company is a party or by which any of its assets or properties may be bound; or

                  (d) require either the Seller or any Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Governmental Authority or Person who is a party to any Material Contract.

         3.4 CAPITAL STOCK. The aggregate number of shares of capital stock that each Company has the authority to issue,


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including the par value thereof and the number of shares which are issued and outstanding, is listed in SECTION 3.4 of the Disclosure Letter. All of the issued and outstanding shares of capital stock of each Company are duly authorized, validly issued, fully paid, nonassessable, and are owned beneficially and of record by the Seller, free and clear of all Liens. There are no outstanding securities, obligations, rights, subscriptions, warrants, options or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of any Company (or any interest therein) or any security of any kind convertible into or exchangeable for any shares of capital stock of any Company (or any interest therein) or (b) participate in the equity, income, or (except as a holder of common stock) election of directors or officers of any Company.

         3.5 LITIGATION. Except as disclosed in SECTION 3.5 of the Disclosure
Letter:

                  (a) there are no actions, suits, investigations, arbitrations, or similar proceedings pending or, to the knowledge of either the Seller or any Company, threatened against or involving a Company or any of its assets or properties, at law or in equity, in, before, or by any Person; and

                  (b) there is no Order outstanding against or involving any Company or any of its assets or properties.

         3.6 COMPLIANCE WITH LAWS. No Company is or has been in violation (or with or without notice or lapse of time or both, would be in violation) of any Law or Order applicable to its business, operations, or affairs, except for violations that, individually or in the aggregate, do not or may not reasonably be expected to have a Material Adverse Effect.

         3.7      LICENSES.

                  (a) SECTION 3.7(A) of the Disclosure Letter sets forth a true and complete list of all jurisdictions in which any Company or Seller is licensed as an insurance broker, agent, preferred provider organization, third party administrator or utilization review provider and a true and complete list of each other License held by each Company or its employees which are required in connection with the conduct of the business, operations, and affairs of such Company.

                  (b) Except as disclosed in SECTION 3.7(B) of the Disclosure Letter, each Company and its employees hold all Licenses required in connection with the conduct of the business, operations, or affairs of such Company.


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                  (c) To the knowledge of each Company and the Seller, such
Company's employees have complied in all material respects with the terms and conditions of each License disclosed or required to be disclosed in SECTION 3.7(A) of the Disclosure Letter, and all such Licenses are valid and in full force and effect.

                  (d) To the knowledge of the Seller and each Company, each agent, financial advisor, or other Person who has been acting on behalf of Company in the sale of any customer Contract by or through such Company and who, at the time of any such involvement, was required to hold any Licenses for such involvement, has so held all such required Licenses at all required times.

         3.8 FINANCIAL STATEMENTS. SECTION 3.8 of the Disclosure Letter contains true and complete copies of the unaudited combining balance sheet of the Companies at December 31, 1997 and the related statement of income and cash flows for the fiscal year then ended (the "Balance Sheet Date"), and the related statement of income and cash flows for the period then ended, all of which have been prepared in accordance with GAAP (collectively, the "Financial Statements"), consistently applied. Such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and cash flows of the Companies for the periods indicated and reflect all Liabilities of the Companies as of such date which are required to be reflected therein in accordance with GAAP.

         3.9 NO UNDISCLOSED LIABILITIES. No Company has any Liabilities other than: (a) Liabilities disclosed on the Balance Sheet, and (b) Liabilities arising since the Balance Sheet Date in the ordinary course of business and which, individually or in the aggregate, have not had and may not reasonably be expected to have a Material Adverse Effect on such Company.

         3.10     ASSETS.

                  (a) ASSETS. Except as disclosed in SECTION 3.10(A) of the Disclosure Letter, no Company owns (i) any capital stock of any corporation, any partnership interest in any partnership, or any other equity interest in any entity, or (ii) any real property. The assets of each Company comprise all of the assets that are necessary for the present conduct of such Company's business, operations, and affairs in the ordinary course consistent with past practice.

                  (b) LEASED ASSETS. SECTION 3.10(B) of the Disclosure Letter sets forth all leases and similar Contracts under which each Company leases or otherwise has the right to use (i) any real property or (ii) tangible personal property involving lease payments of more than $10,000.00 annually. Each Company has, and after the Closing will have, a valid leasehold interest in or valid right under each such lease to use each such asset.

                  (c) OWNED ASSETS. Each Company has, and immediately after the Closing will have, good and marketable title to each parcel of real property and all personal property which, except as disclosed in SECTION 3.10(C) of the Disclosure Letter, is owned and not leased by such Company free and clear of all Liens (other than any Liens created by Buyer and Permitted Liens). All material personal property assets owned by each Company are in good operating condition, normal wear and tear excepted.

                  (d) ACCOUNTS RECEIVABLE. All accounts receivable of each Company represent bona fide claims for sales or distribution of products or services by or through such Company in the ordinary course of business and consistent with past practice.

                  (e) INTELLECTUAL PROPERTY. SECTION 3.10(E) of the Disclosure Letter sets forth a true and complete list and description of all of the following assets or properties of each Company that are used by such Company in its business, operations, or affairs: (i) all registered marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names and service marks; and (ii) all computer software, programs, and similar systems owned by or licensed to each Company other than commercially packaged and available shrinkwrap software generally available to the public. Except as set forth in SECTION 3.10(E) of the Disclosure Letter, the owned software and licensed software (a) includes Year 2000 date conversion and capabilities including, but not limited to: date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century; (b) automatically compensates for and manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abend or abort within the application or result in the generation of incorrect values or invalid outputs involving such date; (c) provides that all date related user interface functionalities and data fields include the indication of the correct century;
(d) provides that all date related system to system or application to application data interface functionalities will include the indication of the correct century; and (e) will continue to comply with clauses (a) through (d) above. Except as set forth in SECTION 3.10(E), all date processing by owned software and licensed software will include four digit year format and recognize and correctly process dates for leap years. Except as disclosed in SECTION 3.10(E) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (A) require any consent, approval, or action of, filing with, or payment or notice to, any Person in connection with the ownership or use of such intellectual property and computer software, programs, and similar systems or (B) invalidate, terminate, or violate any term applicable to the ownership or use of such intellectual property or computer software, programs, and similar systems. Except as disclosed in SECTION 3.10(E) of the Disclosure Letter, after the Closing, each Company will have the right to use, free and clear of any royalty or other payment obligations, such intellectual property and computer software, programs, and similar systems. Except as disclosed in SECTION 3.10(E) of the Disclosure Letter, no Company is in conflict with or in violation or infringement of, and neither the Seller nor any Company has received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any intellectual properties or computer software, programs, or similar systems disclosed or required to be disclosed in SECTION 3.10(E) of the Disclosure Letter.

         3.11 TAXES. Except as otherwise disclosed on SECTION 3.11 of the Disclosure Letter, (a) (i) the Companies are, and have been since their respective incorporations, "S Corporations" within the meaning of Section 1361(a)(1) of the Code; (ii) the elections by the Companies to be "S Corporations" were valid at the time such elections were made and such elections have not been revoked or terminated; (iii) none of the Companies has ever filed, or has ever been required to file, any Returns in respect of Taxes with any corporation or other entity on a consolidated, combined or unitary basis; (iv) all Returns in respect of Taxes required to be filed with respect to each of the Companies have been timely filed, none of such Returns contains, or is required to contain, a disclosure statement under section 6662 of the Code or any similar provision of state, local, or foreign law, and no extension of time within which to file any such Return has been requested, which Return has not since been filed; (v) all Taxes required to be shown on such Returns or otherwise due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to each Company under section 6655 of the Code or any comparable provision of state, local or foreign law have been made; (vi) all such Tax Returns are true, correct and complete in all material respects; (vii) no adjustment relating to such Returns has been proposed formally or informally by any Tax authority and, to the knowledge of the Seller, no basis exists for such an adjustment; (viii) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against any of the Companies; (ix) there are no Tax liens on any assets of any of the Companies other than AD VALOREM taxes which are not yet due; (x) there are no outstanding subpoenas or requests for information currently outstanding that could affect the Taxes of any of the Companies; (xi) there are no proposed reassessments of any property owned or leased by any of the

Companies or other proposals that could increase the amount of any Tax to which any of the Companies would be subject; (xii) none of the Companies is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code; (xiii) none of the Companies has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;
(xiv) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any of the Companies may be subject; (xv) there are no requests for rulings or information currently outstanding that could affect the Taxes of any of the Companies or any similar matters pending with respect to any Tax authority; (xvi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any of the Companies; (xvii) no consent under section 341(f) of the Code has been filed with respect to any of the Companies; (xviii) no acceleration of the vesting schedule for any property that is substantially nonvested within the meaning of the regulations under section 83 of the Code will occur in connection with the transactions contemplated by this Agreement;
(xix) none of the Companies has at any time been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xx) none of the Companies owes any amount pursuant to any Tax sharing agreement or arrangement and does not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof, whether any such agreement or arrangement is written or unwritten; (xxi) all Taxes required to be withheld, collected or deposited by each of the Companies have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (xxii) any adjustment of Taxes of any of the Companies made by the IRS that is required to be reported by any Company to any state, local or foreign Tax authority has been so reported and any additional Tax due as a result thereof has been paid in full; (xxiii) none of the Companies was acquired in a qualified stock purchase under section 338(d)(3) of the Code and no elections under section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under section 338 of the Code are applicable to any of the Companies; (xxiv) none of the Companies has issued or assumed any corporate acquisition indebtedness, as defined in section 279(b) of the Code or any obligations described in section 279(a) of the Code; (xxv) as of the Closing, none of the Companies will have any non-recaptured net section 1231 loss as defined in section 1231(c) of the Code; (xxvi) the books and records of each of the Companies reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date thereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes; (xxvii) none of the Companies has had any income attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (xxviii) none of the Companies is obligated under any agreement with respect to industrial development bonds or similar obligations, with respect to which the excludability from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (xxix) none of the Companies is subject to liability for any Taxes as a transferee or successor, or by reason of section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or foreign law).

                  (b) (i) SECTION 3.11 of the Disclosure Letter (1) lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Companies for taxable periods ended on or after December 31, 1995; (2) indicates for which jurisdictions Returns have been filed; (3) indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Returns that currently are the subject of audit; (ii) the Seller has delivered to the Buyer correct and complete copies of all federal, state and foreign income, franchise, sales and use, real and personal property Tax Returns and all other Returns, elections relating to Taxes of the Companies, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since January 1, 1995; (iii) SECTION 3.11 sets forth the following information with respect to each of the Companies as of the most recent practicable date (and, in each case, specifying such date): (A) the tax basis of the Companies in their respective assets and (B) for state Tax purposes, the amount of any net operating loss, net capital loss, unused credit, unused foreign tax credit, earnings and profits or excess charitable contribution allocable to each of the Companies; (iv) the Seller has delivered to the Buyer a complete and accurate description of all Tax accounting methods for all material items affecting federal and state income or franchise Taxes; (v) the Seller has delivered to the Buyer a full description of any and all related party transactions between any of the Companies and their respective Affiliates; (vi) the Seller has provided to the Buyer a complete and accurate list of locations by city and state in which each of the Companies leases any real or personal property; and (vii) each of the Companies has provided to the Buyer a complete and accurate description of all changes in corporate control or capital structure.

         3.12 MATERIAL CONTRACTS. SECTION 3.12 of the Disclosure Letter sets forth a true and complete list of each Material Contract of each Company. Each Company has previously delivered to Buyer a true and complete copy of each Material Contract (including all amendments and supplements thereto). Each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of such Company and, to the knowledge of the Seller or each Company, each other party thereto, enforceable against the parties thereto in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No Company nor (to the knowledge of the Seller or each Company) any other party to any Material Contract is in default under any Material Contract. Except as disclosed in SECTION 3.12 of the Disclosure Letter, since the Balance Sheet Date, no Material Contract has been amended or supplemented in any material respect except for renewals of customer accounts on terms equal to or more favorable to such Company than existing prior to renewal.

         3.13     EMPLOYEE BENEFIT MATTERS.

                  (a) SECTION 3.13 of the Disclosure Letter sets forth a true and complete list of all Plans. Except as set forth in SECTION 3.13 of the Disclosure Letter, no Company is nor has ever been under common control, or treated as a single employer, under Section 414(b), (c), (m) or (o) of the Code, with any other trade or business (whether or not incorporated) with an entity other than the Companies. Except as set forth in SECTION 3.13 of the Disclosure Statement, no Company has maintained or contributed or ever been obligated to contribute to any "employee pension benefit plan," as defined in Section 3(2) of ERISA, whether or not such plan is subject to Title IV of ERISA or Section 412 of the Code, or any multiemployer plan, as defined in Section 3(37), of ERISA, or is or has been subject to Section 4063 or 4064 of ERISA. No Company has any liability to the Pension Benefit Guaranty Corporation or any other party as the result of its participation in a multiemployer plan. No Company maintains any Plan which provides post-employment benefits or coverage, including life insurance or health insurance, for any participant or any beneficiary of a participant, except as may be required under COBRA and at the expense of the participant or the participant's beneficiary.

                  (b) The Companies have delivered to Buyer a true and complete copy of (i) each Plan (including all amendments thereto), (ii) each trust agreement or other funding arrangement with respect to each Plan, (iii) each summary plan description relating to a Plan, (iv) the most recently filed IRS Form 5500 relating to each Plan, (v) if applicable, the most recent IRS determination letter, or application if the letter has not been issued, and (vi) any other material communications to Plan participants.

                  (c) Except as set forth in SECTION 3.13 of the Disclosure Letter, all contributions, premiums or payments required to be made, paid or accrued with respect to any Plan prior to Closing have been made, paid or accrued on or before their due dates, including extensions thereof. Each Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws (including, without limitation, the Code and ERISA) and the Plan documents. Each Plan which is an "employee welfare benefit plan" under Section 3(1) of ERISA is in good faith compliance with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder. No legal action, suit, audit, investigation, or claim is pending or, to the knowledge of the Seller and each Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Seller and each Company, no fact, event or condition exists that could give rise to any such action, suit, or claim.

                  (d) No "party in interest" as defined in ERISA Section 3(14) or "disqualified person" as defined in the Internal Revenue Code has engaged in a "prohibited transaction" within the meaning of ERISA and the Code. All annual returns for the Plans have been timely filed as required by applicable law. The consummation of the transactions contemplated hereby will not result in the entitlement of any current or former Employee to severance pay, unemployment compensation or any payment contingent upon a change of control.

         3.14 MATERIAL CHANGES. Except as disclosed in SECTION 3.14 of the Disclosure Letter and except as contemplated by this Agreement:

                  (a) since the Balance Sheet Date, there has not been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, circumstance, or development of any character that, individually or, in the aggregate, has or may reasonably be expected to have a Material Adverse Effect on any Company;

                  (b) since the Balance Sheet Date, each Company has conducted its business, operations, and affairs solely in the ordinary course of business and consistent with past practice; and

                  (c) since the Balance Sheet Date, no Company has declared or paid any dividends or other distributions in respect of its capital stock, nor has it made, or committed to make, any redemption or other repurchase of any of its capital stock, provided that the Companies may make S-corporation distributions equal to the actual tax payable by Seller for taxable years ending with the Closing Date to the extent such payments are due and have not been paid as of the date hereof or distributions have not previously been made to Seller by such Company in order to make such payments.

         3.15 OPERATIONS INSURANCE. SECTION 3.15 of the Disclosure Letter contains a true and complete list of all liability, property, workers' compensation, directors' and officers' liability, and other similar insurance Contracts issued to any Company that insure the business, operations, or affairs of such Company or that affect or relate to the ownership, use, or operation of the assets or properties of such Company. SECTION 3.15 of the Disclosure Letter specifies, with respect to each such insurance Contract, the type of coverage, the name of the insured, the name of the insurer, the amount of annual premium, the coverage limitations, the date of expiration, any self-insurance retention, and any deductibles. All such insurance is in full force and effect.

         3.16 CUSTOMERS, AGENTS, ETC. Except as set forth in SECTION 3.16 of the Disclosure Letter, no customer, employer or other Person to whom or through whom the Company has sold any service or other product, accounted for more than 10% of the gross revenue of the Company during 1996 and 1997. Except as shown in
SECTION 3.16 of the Disclosure Letter, to the knowledge of the Seller and each Company, no Person with whom any Company does business intends to terminate or materially alter its relationship with any Company after the Closing.

         3.17 REGIONAL PROVIDER NETWORKS AND LARGE PROVIDER GROUPS. Except as set forth in SECTION 3.17 of the Disclosure Letter, since January 1, 1998, no regional provider networks, or provider groups with more than 1,500 provider members or which are major medical facilities the termination of which would have a Material Adverse Effect on the Companies, has terminated or failed to renew any contract with any Company and to the knowledge of the Seller and each Company no such Provider Network or large provider group or major medical facility intends to terminate or materially alter its relationship with any Company after the Closing.

         3.18 LABOR MATTERS. Except as disclosed in SECTION 3.18 of the Disclosure Letter:

                  (a) no employee of any Company is represented by any labor organization in connection with his or her employment by such Company;

                  (b) no Company is a party to any labor or collective bargaining Contract with respect to its employees;

                  (c) there is no labor controversy, labor dispute, labor arbitration, unfair labor practice charge, grievance, or complaint, strike, lockout, or work slowdown or stoppage pending or, to the knowledge of the Seller or each Company, threatened against or involving any Company;

                  (d) there is no complaint, charge, or claim pending or, to the knowledge of the Seller or each Company, threatened against or involving any Company by any Person based on, arising out of, or related to the employment by a Company of any employee;

                  (e) no labor or collective bargaining Contract with respect to employees of any Company is currently being negotiated, and to the knowledge of the Seller or each Company, no union organizing activities are currently taking place with respect to any employees of any Company; and

                  (f) to the knowledge of the Seller and each Company, no employee of any Company has expressed any intention or desire to terminate his or her relationship with any Company after the Closing.

         3.19 ENVIRONMENTAL COMPLIANCE. Except as disclosed in SECTION 3.19 of the Disclosure Letter, to the knowledge of the Seller and each Company (a) no real property at any time owned, or while leased, or operated by any Company has been used for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance, and (b) there has been no Release of any Hazardous Substance (other than de minimus amounts of janitorial and similar substances used in compliance with law) on or from any such real property. Each Company has complied with all applicable environmental Laws relating to such real property and the business, activities, and processing conducted thereon, except for such noncompliance that, individually or in the aggregate, has not had and may not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Company and the Seller, there is not on or in any part of such real property any underground storage tanks or surface tanks, lines, dikes, or impoundments. Copies of any environmental studies or other environmental surveys in any Company's possession which relate to any such properties are attached to SECTION 3.19 of the Disclosure Letter

         3.20 INTEREST IN COMPETITORS, ETC. Except as disclosed in SECTION 3.20 of the Disclosure Letter, neither the Seller, any Company, any Affiliate of the Seller, nor, to the knowledge of the Seller or each Company, any employee of any Company is, directly or indirectly, a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, agent, landlord, tenant, or equity owner in or with any Person who is a competitor, supplier, manufacturer, vendor, or customer of any Company (other than as a 2% shareholder of any Company whose stock is publicly traded).

         3.21 BOOKS AND RECORDS. The books, records and accounts of each Company are accurate and complete in all material respects and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of each Company. No Company has engaged in any transaction, maintained any bank account or used any of its funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of such Company.

         3.22 BANK ACCOUNTS. SECTION 3.22 of the Disclosure Letter contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which any Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of any Company who are signatories thereon or who are authorized to act in connection therewith.

         3.23 DISCLOSURE. No representation or warranty made by any Company or the Seller in this Agreement or in the Disclosure Letter or any certificate or other document furnished by any Company or the Seller in connection with the Closing of the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Seller as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida.

         4.2 AUTHORITY. Buyer has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and compliance with the terms of this Agreement by Buyer and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Buyer (including, without limitation, approval by the Board of Directors of Buyer). This Agreement has been duly and validly executed and delivered by Buyer and constitutes, a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance, or similar Laws now or hereafter in effect relating to or limiting creditors, rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief which are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 NO CONFLICTS. Except as disclosed in SECTION 4.3 of the Disclosure Letter, neither the execution and delivery by Buyer of this Agreement nor the performance by Buyer of its obligations under this Agreement will:

                  (a) conflict with or violate any Law or Order applicable to Buyer or any of its respective assets or properties;

                  (b) conflict with or violate any term of the Articles of Incorporation or Bylaws of Buyer;

                  (c) result in the creation or imposition of any Lien upon Buyer or any of its assets or properties or conflict with or result in a default under, or give any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which Buyer is a party or by which any of Buyer's assets or properties may be bound; or

                  (d) require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person.

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         At all times during the period between the date hereof and the Closing, inclusive, the Seller and each Company will comply with all covenants and provisions of this Article 5, unless otherwise agreed by Buyer in writing.

         5.1 CONDUCT OF BUSINESS. Seller will cause each Company to conduct its business, operations, and affairs solely in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement:

                  (a) Seller will use, and cause each Company to use, all commercially reasonable efforts to (i) preserve intact each Company's present business organizations, relationships, and reputation; (ii) maintain in full force and effect all Licenses held by each Company; (iii) maintain in full force and effect all Contracts (other than Contracts which expire and are not renewed in the ordinary course of business and consistent with past practice); (iv) continue all marketing and promotional activities, programs, and efforts relating to the business, operations, and affairs of each Company; (vi) maintain in good working order and condition (ordinary wear and tear excepted) all assets of each Company; and (vii) maintain in full force and effect substantially the same levels of insurance coverage as afforded under the insurance Contracts disclosed or required to be disclosed in SECTION 3.15 of the Disclosure Letter.

                  (b) Seller will cause each Company to (i) prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed with any Governmental Authority by each Company; (ii) duly and timely pay all estimated Taxes necessary to avoid the imposition of penalties for failure to pay timely estimated Taxes; (iii) duly and timely pay (or cause to be duly and timely paid) all Taxes indicated by such Tax Returns or otherwise levied or assessed upon any Company of any of its assets or properties; and (iv) withhold or collect and pay to the proper Governmental Authority all Taxes that each Company is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and, if appropriate, reasonable reserves therefor have been established and are reflected, in accordance with GAAP, on the books and records of each Company.

                  (c) The Seller will cause each Company to continue to comply in all material respects with all Laws applicable to its business, operations, and affairs or to the assets of each Company.

                  (d) The Seller will cause each Company to refrain from:

                           (i)selling or otherwise disposing of any of its
                  assets, permitting any of its assets to be subjected to any Liens, or otherwise conveying any right, title, or interest in or to any of its assets, except for the sale, in the ordinary course of business and consistent with past practice, of assets having an aggregate fair market value of less than $50,000 and (ii) the disposal of worn-out or obsolete assets;

                           (ii) creating, incurring, assuming, guaranteeing, or
                  otherwise becoming liable for any Liability (except for trade payables in the ordinary course of business and consistent with past practice);

                           (iii) declaring, setting aside, or paying any
                  dividend or other distribution in respect of its capital stock or directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock, provided that each Company may make S-corporation distributions equal to the actual tax payable by Seller for taxable years ending with the Closing Date to the extent such payments are due and have not been paid as of the date hereof or distributions have not been made to Seller by such Company in order to make such payment;

                           (iv) entering into any Contract or transaction with
                  any Affiliate; or

                           (v) incurring any Liability for borrowed money.

         5.2 INVESTIGATION BY BUYER. The Seller and each Company will provide Buyer and Buyer's legal counsel, accountants, financial advisers, and other representatives with full access during regular business hours to all facilities, officers, employees, agents, accountants, and books and records of each Company, and will furnish Buyer and such Persons with copies of such documents, information, and data concerning each Company, as Buyer or such Persons may reasonably request. Buyer will not contact or communicate with employees or customers of Seller without first obtaining the consent of Seller.

         5.3 FINANCIAL STATEMENTS AND REPORTS. The Seller and each

Company will deliver to Buyer (as promptly as practicable after becoming available) true and complete copies of such financial statements, reports, or analyses as may be prepared or received by either Seller or any Company that relate to the business, operations, or affairs of each Company including without limitation periodic financial statements, normal internal reports (such as those reflecting monthly cash flow), and special reports (such as those of consultants).

         5.4 EMPLOYEE MATTERS. Seller will refrain, and will cause each Company to refrain, from directly or indirectly:

                  (a) making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any officer, director, employee, agent, consultant, or other similar representative of any Company whose annual compensation exceeds $50,000, other than changes or amendments that
(A) are made in the ordinary course of business and consistent with past practice, and (B) do not and will not result in increases of more than 5% in the salary, wages, or other compensation of any such Person;

                  (b) adopting or entering into any Plan;

                  (c) approving any general or company-wide pay increases for officers, directors, employees, agents, consultants, or other similar representatives of any Company;

                  (d) entering into any Contract with any officer, director, employee, agent, consultant, or other similar representative of any Company; or

                  (e) hiring any officer, director, employee, agent, consultant, or other similar representative of any Company whose annual compensation exceeds $75,000.

         5.5 NO CHARTER AMENDMENTS. The Seller will cause each Company to refrain from amending its Articles or Certificate of Incorporation or Bylaws and from taking any action with respect to any such amendment.

         5.7 NO ISSUANCE OF SECURITIES. The Seller will cause each Company to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

         5.6 RESIGNATIONS OF DIRECTORS. Seller will cause such members (other than Ronald Davi) of the Board of Directors of each Company and such officers of each Company as are designated by Buyer to tender, effective on the Closing Date, their resignations from the Board of Directors or from such offices.

                                    ARTICLE 6

                             CERTAIN OTHER COVENANTS

         6.1      REGULATORY AND THIRD PARTY APPROVALS.

                  (a) The Seller, each Company, and Buyer, respectively, will
(i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, clearances, and Orders of Governmental Authorities required of such party to consummate the transactions contemplated by this Agreement, and (ii) cooperate with the other parties hereto in obtaining, as promptly as practicable, all approvals, authorizations, clearances, and Orders of Governmental Authorities required of the other parties to consummate the transactions contemplated by this Agreement.

                  (b) The Seller and each Company will use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals, and actions disclosed or required to be disclosed in SECTION 3.3 of the Disclosure Letter.

                  (c) Buyer will use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals, and actions disclosed or required to be disclosed in SECTION 4.3 of the Disclosure Letter.

         6.2 SATISFACTION OF CLOSING CONDITIONS. The Seller, each Company, and Buyer shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to cause to be fulfilled at or prior to the Closing all of the conditions precedent to such party's obligation to consummate the transactions contemplated by this Agreement.

         6.3 RELEASE OF SELLER GUARANTY. Buyer shall, at or prior to Closing, use its best efforts to cause the Bank of New York to release Seller from all liability on personal guarantees on loans to the Companies.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

         7.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions (all or any of which may be waived in whole or in part by Buyer):

                  (a) NO INJUNCTION. There shall not be in effect on the Closing Date any valid Order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                  (b) CONSENTS, AUTHORIZATIONS, ETC. All approvals, authorizations, clearances, or Orders of all Governmental Authorities and other Persons contemplated by Section 6.1 hereof and necessary to permit any party to perform its obligations under this Agreement shall have been obtained and shall be in full force and effect.

                  (c) REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Seller and each Company contained in this Agreement (including the statements of the Seller and each Company contained in the Disclosure Letter) shall be true in all material respects as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date except to the extent that any failure of any of the Representations and Warranties (other than those in Section 3.4) to be true does not cause (either individually or when taken together with all such other failures to be true) a Material Adverse Effect to any Company.

                  (d) PERFORMANCE OF AGREEMENT. The Seller and each Company shall have performed or complied in all material respects with all obligations that are required to be performed or complied with by the Seller or any Company pursuant to the terms of this Agreement on or before the Closing Date.

                  (e) CERTIFICATES. The Seller shall have delivered to Buyer a certificate, dated the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to the fulfillment of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) and 7.1(e) hereof. In addition, the Seller shall and shall cause each Company to deliver to Buyer one or more certificates of the Secretary or any Assistant Secretary of each Company and the Seller respectively certifying as to corporate matters reasonably requested by Buyer and shall deliver good standing certificates from the jurisdiction of each Company's incorporation attesting to each Company's good standing in such jurisdiction.

                  (f) OPINIONS OF COUNSEL. The Seller and each Company shall have delivered to Buyer an opinion, dated as of the Closing Date, of Drinker Biddle & Reath LLP, as counsel to the Seller and each Company, to the effect set forth in EXHIBIT 7.1(F) hereto.

                  (g) LICENSES. Each Company shall own or hold all Licenses that are necessary in connection with the conduct of the business of such Company as currently conducted except to the extent that the failure to hold such licenses does not cause or can not reasonable be expected to cause a Material Adverse Event to any Company.

                  (h) DELIVERY OF SHARES. The Seller shall have delivered to Buyer certificates for the Shares duly endorsed in blank or with stock powers endorsed in blank duly attached, and such Shares shall be free and clear of any lien, charge or encumbrance of any nature whatsoever.

                  (i) LLC OPERATING AGREEMENT. The Seller shall have executed and delivered to the Buyer the LLC Operating Agreement in substantially the form of EXHIBIT 7.1(I) hereto.

                  (j) ESCROW AGREEMENT. The Escrow Agent and the Seller shall have executed and delivered the Escrow Agreement in substantially the form of
EXHIBIT 7.1(J) hereto.

                  (k) DUE DILIGENCE REVIEW. The Buyer shall have completed its due diligence review of the business, assets and liabilities of the Companies, which review shall have been completed on or before May 15, 1998, and shall not have notified the Seller on or before May 15, 1998, that as a result of such due diligence investigation, Buyer does not desire to close the transactions contemplated hereby.

                  (l) HSR FILINGS. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  (m) EMPLOYMENT AGREEMENTS. Ronald J. Davi and such other key employees of the Companies as mutually agreed to by Buyer and Ronald J. Davi shall have executed and delivered to Buyer Employment Agreements in substantially the form of EXHIBIT 7.1(M) hereto.

                  (n) DELIVERY OF EXHIBITS AND DISCLOSURE LETTER. Seller and the Companies shall have delivered the Exhibits and Disclosure Letter to Buyer in form and content satisfactory to Buyer in its sole discretion by 5:00 P.M., April 22, 1998.

         7.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLER AND THE COMPANY. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions (all or any of which may be waived in whole or in part by the Seller and each Company):

                  (a) NO INJUNCTION. There shall not be in effect on the Closing Date any valid Order of any Governmental Authority restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                  (b) CONSENTS, AUTHORIZATIONS, ETC. All approvals, authorizations, clearances, Orders, consents, and actions of all Governmental Authorities necessary to permit any party to perform their obligations under this Agreement shall have been obtained and shall be in full force and effect.

                  (c) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date of this Agreement and shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date except to the extent that any failure of any of the representations and warranties to be true does not cause (either individually or when taken together with all such other failures to be true) a Material Adverse Effect to the Buyer.

                  (d) PERFORMANCE OF AGREEMENT. Buyer shall have performed or complied in all material respects with all obligations that are required to be performed or complied with by Buyer pursuant to the terms of this Agreement on or before the Closing Date.

                  (e) CERTIFICATES. Buyer shall have delivered to the Seller an officer's certificate, dated the Closing Date, in a form reasonably satisfactory to the Seller, certifying as to the fulfillment of the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d) and 7.2(e) hereof. In addition, Buyer shall deliver to the Seller one or more certificates of the Secretary or any Assistant Secretary of Buyer certifying as to corporate matters reasonably requested by the Seller.

                  (f) OPINION OF COUNSEL. Buyer shall have delivered to the Seller an opinion, dated as of the Closing Date, of Fowler, White, Gillen, Boggs, Villareal and Banker P.A., as counsel to Buyer, to the effect set forth in EXHIBIT 7.2(F) hereto.

                  (g) DELIVERY OF CONSIDERATION. Buyer shall have delivered to Seller the Cash Purchase Price Amount less the Escrow Amount and shall have delivered to the Escrow Agent the Escrow

Amount.

                  (h) ESCROW AGREEMENT. The Escrow Agent and the Buyer shall have executed and delivered the Escrow Agreement substantially in the form of
EXHIBIT 7.1(J) hereto.

                  (i) LLC OPERATING AGREEMENT. The Buyer shall have executed and delivered to the Seller the LLC Operating Agreement.

                  (j) HSR FILINGS. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  (k) EMPLOYMENT AGREEMENTS. Ronald J. Davi and such other key employees of the Companies as mutually agreed to by Buyer and Ronald J. Davi shall have executed and delivered to Buyer Employment Agreements substantially in the form of EXHIBIT 7.1(M) hereto.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE SELLER. Subject to the provisions of this
Article 8 and Section 9.2 hereof, the Seller will indemnify and hold harmless the Buyer in respect of the following (i) any amount to be paid to Buyer pursuant to the post closing adjustment provisions of Section 2.2(b), and (ii) any and all Damages resulting from or relating to any breach by the Seller or any Company of any representation, warranty, covenant, or agreement made by the Seller or any Company in this Agreement, the Disclosure Letter or in any certificate delivered by the Seller or any Company in connection with this Agreement, and (iii) any Liability of any Company relating to an event or occurrence on or prior to the Closing Date which is not reserved for on the Final Closing Balance Sheet, including but not limited to any lawsuits listed in
SECTION 3.6 of the Disclosure Letter and any matter listed as an exception or notation in the Seller's certificate delivered at Closing, it being understood that to the extent that a claim for damages hereunder relates to the termination of any contract which is terminable at will by the party contracting with any Company, no claim for damages for lost revenues or profits which might have been derived by the Companies after the termination shall be included in such indemnifiable Damages.

         8.2 INDEMNIFICATION BY THE BUYER. Subject to the provisions of this
Article 8 and Section 9.2 hereof, the Buyer will indemnify and hold harmless the Seller from any and all Damages resulting from or relating to any breach by the Buyer of any representation, warranty, covenant, or agreement made by the Buyer in this Agreement or in any certificate delivered by the

Buyer in connection with this Agreement.

         8.3      INDEMNIFICATION PROCEDURES.

                  (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to this Article 8 (other than pursuant to SECTION 8.4) and such matter involves (i) any claim made against the Indemnitee by any Person other than Buyer or Seller or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than Buyer or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee.

                  (b) The Indemnifying Party will have a period of 60 days after the delivery of each notice required by Section 8.3(a) hereof during which to respond to such notice. If the Indemnifying Party responds within such 60-day period that it accepts its indemnification obligation and elects to defend the claim described in such notice, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party (i) responds within such 60-day period that it elects not to defend such claim or that it does not accept responsibility for indemnification, (ii) does not respond within such 60-day period, or (iii) responds within such 60-day period that it elects to defend such claim but does not, in fact, take actions reasonably necessary to defend such claim, the Indemnitee will be free, without prejudice to any of the Indemnitee's rights hereunder, to compromise or defend (and control the defense of) such claim, by counsel chosen by the Indemnitee, and to pursue such remedies as may be available to the Indemnitee under applicable Law. The foregoing notwithstanding, during the period prior to an allocation of the responsibility for controlling the defense of a claim hereunder, each party shall take such action as shall be required to prevent the entry of any default in such action.

                  (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party, which consent will not be unreasonably withheld. If, however, the Indemnitee refuses to consent to a bona fide offer of compromise or settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) incurred by the Indemnitee before the date the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that the Indemnitee is obligated to pay as a result of the Indemnitee's continued pursuit of such claim, plus the reasonable out-of-pocket expenses incurred by the Indemnitee in connection with such claim.

                  (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to this Article 8 (other than Section 8.4) and such matter involves a claim made by Buyer or Seller, the Indemnitee will give the Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which Indemnification is being asserted. The Indemnifying Party will have a period of 60 days after the delivery of each notice required by this Section 8.4(d) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes, and will pay (in cash) upon demand, to the Indemnitee. If the Indemnifying Party responds within such 60-day period that it disputes such claim, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 60 days after such negotiations begin, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 60 days after delivery of any claim notice required by this Section 8.4(d), the Indemnitee may initiate litigation to resolve such claim.

         8.4      Tax Indemnification.

                  (a) The Seller will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless the Buyer from and against, any and all Damages for or in respect of each of the following:

                           (i) any and all Taxes finally determined to be due
                  with respect to any taxable period of any Company (or any predecessor) ending on or before the Closing Date, except to the extent of current accruals for Taxes in the Balance Sheet;

                           (ii) any and all Taxes finally determined to be due
                  from any member of an affiliated, consolidated, combined, or unitary group (other than any Company) of which any Company (or any predecessor) is or was a member on or prior to the Closing Date for which any Company is liable pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law;

                           (iii) any breach by any Company or the Seller of any
                  representation, warranty, or covenant contained in Section
                  3.11 or Section 5.1(b) hereof;

                           (iv) any breach by the Seller of any representation,
                  warranty or covenant contained in this Section 8.4; and

                           (v) any Election Taxes specified in Section 9.3(b)
                  hereof.

                  (b) The Buyer will promptly notify the Seller of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax or other Damages covered by Section 8.4(a) hereof ("Tax Claim"). The Seller and the Buyer shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding relating to a claim made with respect to taxable periods of any Company ending on or prior to the Closing Date, and each party (including Buyer) shall cooperate with the other parties at its own expense and keep all other parties fully informed with respect thereto, including furnishing copies of all communications with any taxing authority relating to such proceeding, and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other parties, which consent will not be unreasonably withheld. If Buyer or Company fails to consent to a settlement which is acceptable to Seller, Buyer shall take over the defense of such proceeding at its sole expense and the liability of Seller hereunder shall be limited to the lesser of the Settlement amount which was acceptable to Seller but to which Buyer and/or Company did not consent and the final liability. The Seller shall promptly notify the Buyer if it decides not to participate in the defense or settlement of any such Tax audit or administrative or court proceeding and the Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding.

                  (c) The Seller will promptly notify the Buyer of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may affect the Liability of any Company for Taxes and the Seller shall keep the Buyer duly informed of the progress thereof.

                  (d) Tax Returns shall be prepared in a manner consistent with past practices. The Seller shall be responsible for filing all Tax Returns required to be filed by or on behalf of any Company, or with respect to its assets and operations, for the Pre-Closing Period, and each Company shall, and the Buyer shall cause each Company to, cooperate in all respects with Seller with respect to preparation and filing such Tax Returns including, without limitation, providing Seller with executed copies thereof for filing if such Tax Returns are due subsequent to the Closing Date. The Buyer shall be responsible for filing all Tax Returns required to be filed by or on behalf of each Company, or with respect to its assets and operations, for taxable periods which commence after the Closing Date.

                  (e) For purposes of this Agreement, if, for any Taxes, whether federal, state or local, a taxable period of any Company does not terminate on the date of the Closing (such non-terminating period, a "Straddle Period"), the parties shall, to the extent permitted by applicable law, elect with the relevant taxing authority to treat the Pre-Closing Period portion of such Straddle Period for all purposes as a short taxable period ending as of the close of the date of the Closing and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made, then, for purposes of this Agreement, Taxes for the entire Straddle Period shall be allocated to the Pre-Closing Period using an "interim closing of the books" method, assuming that such Straddle Period ended at the close of the date of the Closing and treating such Straddle Period as a Pre-Closing Period for purposes of this Agreement, except that exemptions, allowances and deductions calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis. With respect to any Tax Return required to be filed by any Company for a Straddle Period, the Buyer shall prepare such Tax Return and shall provide the Seller with (i) a copy of such Straddle Period Return, which shall have been prepared in accordance with prior practices of such Company and (ii) a statement setting forth the amount of Tax that is allocable (net of current accruals for Taxes in the Balance Sheet) to the Seller pursuant to this Section 8.4(e) (the "Statement") at least 30 business days prior to the due date for filing of such Tax Return

(including extensions). The Statement shall provide (with reasonable specificity) the bases on which such Taxes were allocable to the Seller, including computation of Taxes reflected in such Straddle Period Return. Within fifteen business days after the Seller's receipt of the Statement, the Seller will provide the Buyer with written notice indicating whether the Seller agrees or disagrees with the Statement, including Seller's computation and bases of disputed allocations and Taxes. If the Seller notifies the Buyer in writing of agreement with the Statement or if the Seller fails to deliver such written notice within such fifteen-day period, then not later than five business days before the due date for payment of Taxes with respect to such Straddle Period Return, the Seller shall pay to the relevant Company (unless such Company had established an adequate reserve prior to Closing) an amount equal to the Taxes shown on the Statement that are allocable to the Seller pursuant to this Section 8.4(e). In the event the Seller provides written notice to the Buyer of any disagreement with the Statement, or with the computation of Taxes reflected on such Straddle Period Return, setting forth (with reasonable specificity) the bases therefor, the parties will negotiate in good faith to resolve such disagreement. If the parties are able to resolve such disagreement within five business days after the Buyer's receipt of notice of disagreement, then the Taxes allocable to the Seller will be adjusted accordingly and the Seller shall pay such amount to such Company no later than five business days before the due date for the payment of Taxes with respect to such Tax Return. In the event the parties are unable to resolve any disagreement within five business days following each the Buyer's receipt of notice of disagreement, the parties shall jointly request the Settlement Auditor to resolve any issue in dispute as promptly as possible and shall cooperate with the Settlement Auditor to resolve such disagreement. If the Settlement Auditor is unable to make a determination with respect to any disputed issue within five business days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Buyer shall file such Tax Return on the due date (including extensions) therefor, and shall pay the amount of tax shown as due on such Tax Return, without such determination having been made. Notwithstanding the filing of such Tax Return, the Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to the Seller pursuant to Section 8.4(e) hereof shall be as determined by the Settlement Auditor. The fees and expenses of the Settlement Auditor shall be paid one-half by the Buyer and one-half by the Seller. In the case of a dispute, (i) the Seller shall pay to such Company not later than five business days before the due date for the payment of Taxes with respect to such Tax Return, the amount of Taxes as to which there is no disagreement and (ii) the Seller shall pay to the Buyer not later than five business days after notice to the Seller of resolution thereof, any remaining amounts allocable to the Seller as shown in such notice. No payment pursuant to this Section 8.4(e) will affect the Buyer's right to indemnification pursuant to
Section 8.4(a) hereof should the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns and which are the responsibility of the Seller as provided herein or as determined pursuant to this Section 8.4(e), exceed the amount of the Seller's payment under this
Section 8.4(e). Seller may apply for a refund of any amounts paid by it pursuant to this Section 8.4(e) which it has disputed as set forth in this Section 8.4(e), and the Buyer and Company shall reasonably cooperate in all respects with Seller with respect to such refund claim including, without limitation, providing Seller with appropriate, non-exclusive, power of attorney.

                  (f) The Seller and each Company will provide (and Buyer will cause each Company so to provide) to each other full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, after the Closing Date, to such Tax data of each Company as the Seller or the Buyer or any Company, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of the Seller, the Buyer or any Company to furnish to the Seller, Buyer or Company, as the case may be, such additional Tax and other information and documents in the possession of such Persons as the Seller, Buyer or any Company may from time to time reasonably request.

                  (g) Any claim for indemnity hereunder may be made at any time prior to sixty days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

         8.5 INDEMNIFICATION PAYMENTS. Without limiting the rights of Buyer hereunder, any indemnification payment due, as determined by either (i) written agreement between the Buyer and the Seller or (ii) a final non-appealable order of a court of competent jurisdiction, to the Buyer under this Article 8 may be collected from the Escrow Fund pursuant to the terms of the Escrow Agreement so long as the Escrow is in existence. Notwithstanding anything to the contrary in this Article 8, (i) no claim for indemnification under Section 8.1 hereof (except pursuant to Section 8.1(i) or (iii)) shall be made by an indemnitee unless and until the aggregate liability with respect to which such Indemnitee is seeking indemnification hereunder shall equal or exceed $200,000.00, (in which event, only the amount in excess of $200,000.00 shall be subject to such indemnification) and (ii) the aggregate amount of the indemnification obligation of Seller shall not exceed the Purchase Price (excluding any amounts payable under this Article but including the amount of the Additional Payment).

Seller and Buyer agree that any payment made pursuant to Section 8.1 hereof will be treated by the parties on their Tax Returns as a contribution to the capital of the applicable Company.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 TERMINATION. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by written agreement of the Seller, each Company, and Buyer.

                  (b) at any time after May 31, 1998, by the Seller, each Company, or Buyer if the transactions contemplated by this Agreement have not been consummated on or before such date; provided, however, that if Buyer terminates the Agreement hereunder and Sellers and Companies are not then in breach of a representation, warranty, covenant or other obligations under this Agreement, then Buyer shall pay Seller, as a break-up fee to reimburse Seller for costs and other losses, the sum of $50,000 within three days after termination; or

                  (c) at any time on or before May 15, 1998, by the Buyer if Buyer is not satisfied with the results of its due diligence investigation or if the Seller and the Companies failed to deliver the Exhibits and Disclosure Letter by April 22, 1998 in form and content satisfactory to Buyer in accordance with Section 2.10.

If this Agreement is validly terminated pursuant to Section 9.1 hereof, (i) the obligations of the parties to effect the transactions contemplated hereby will terminate, (ii) the provisions of Article 9 hereof will continue to apply following any such termination, and (iii) no party hereto will be relieved of any Liability for Damages that such party may have to any other party by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein).

         9.2      SURVIVAL; LIMITATIONS ON CLAIMS.

                  (a) All representations and warranties made by any party in this Agreement will survive the consummation of the transactions contemplated hereby, and will remain in full force and effect thereafter until the survival expiration date therefor (the "Survival Expiration Date"), which shall be the end of the twelfth month after the Closing Date, except that (i) with respect to the representations and warranties made by any Company and the Seller in Sections 3.4 hereof the representation and warranty shall survive indefinitely and there shall be no Survival Expiration Date, and (ii) with respect to the representation and warranty made in Section 3.11 hereof, the Survival Expiration Date shall be 60 days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

                  (b) No claim for indemnification may be made under Section 8 of this Agreement after the Survival Expiration Date applicable to such claim has occurred. Notwithstanding anything in the foregoing to the contrary, any claim as to which a bona fide claim for indemnification has been asserted prior to the Survival Expiration Date related thereto may be pursued beyond, the expiration of such Survival Expiration Date until such claim is resolved by final, nonappealable judgment or by settlement.

                  (c) All covenants and agreements respectively made by any party in this Agreement to be performed after the date hereof will survive the consummation of the transactions contemplated hereby, and will remain in full force and effect thereafter, until the expiration of the terms or periods respectively specified therein or indefinitely in the case of the covenants that have no such specified term or period.

         9.3      TAX ELECTION.

                  (a) CERTAIN DEFINITIONS.  As used in this Agreement:

                           (i) "Election" means the election to be made by Buyer
                  and Seller pursuant to Section 338(h)(10) of the Code, as described in Section 9.3(b) hereof.

                           (ii) "Election Taxes" means Taxes incurred solely by
                  reason of the Election.

                           (iii) "Pre-Closing Period" means any taxable period
                  which ends on or before the Closing Date, including that portion of any Straddle Period which is treated as ending on the Closing Date.

                           (iv) "Seller Group" means Seller's affiliated
                  group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent.

                           (v) "Straddle Period" means any taxable period that
                  includes (but does not end on) the Closing Date.

                           (vi) "Straddle Period Return" means a Tax Return
                  filed for a Straddle Period.

                  (b)      SECTION 338(H)(10) ELECTION.

                           (i) With respect to the purchase by Buyer of the
                  Shares pursuant to this Agreement (A) Seller and Buyer shall jointly make the Election (and any comparable election under state or local tax law), (B) Seller, Buyer and each Company shall, on or as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) or any successor provisions, (C) Seller and Buyer shall report the purchase by Buyer of the Shares pursuant to this Agreement consistent with the Election (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return (unless applicable state or local tax law does not recognize such election), any proceeding before any taxing authority or otherwise, and (D) Seller shall pay all Election Taxes, if any, due as a result of this Election.

                           (ii) In connection with the Election, Buyer and
                  Seller shall agree to the determination of the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) of the Shares and the allocation of such "Aggregate Deemed Sales Price" among the assets of each Company. Such determination and allocation shall be prepared jointly by Seller and Buyer after the Closing Date. In the event that Seller and Buyer are unable to agree upon such determination and allocation, such determination and allocation (to the extent there is disagreement between Seller and Buyer) shall be made by the Settlement Auditor as promptly as practicable and shall be final, conclusive and binding on the parties. The determination of the amount of the "Aggregate Deemed Sales Price" and the allocations thereof shall be made in accordance with

                  Section 338(b) of the Code and the applicable Treasury Regulations thereunder. Each of Seller and Buyer shall (A) be bound by such determination and such allocation for purposes of determining any Taxes, (B) prepare and file, and cause its affiliates to prepare and file, its Tax Returns on a basis consistent with such determination of the "Aggregate Deemed Sales Price" and such allocation and (C) take no position, and cause its affiliates to take no position, inconsistent with such determination and such allocation on any applicable Tax Return, in any proceeding before any taxing authority or otherwise (unless applicable state or local tax law does not recognize such election). In the event that any such determination or allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the commencement of the dispute and the defense or prosecution of the dispute shall be pursuant to Section 8.4(b) hereof.

                           (iii) Notwithstanding any other provisions of this
                  Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Seller, and Seller shall, at its own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Buyer will, and will cause each Company to, join in the execution of any such Tax Returns or such other documentation.

         9.4 BROKERS. The Seller will indemnify and hold harmless the Buyer in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of either Seller or any Company) claiming to have been engaged by the Seller or any Company in connection with the transactions contemplated by this Agreement, and the Seller will bear the cost of the reasonable out-of-pocket expenses incurred by the Buyer in investigating, defending against, or appealing any such claim. Buyer will indemnify and hold harmless the Seller in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of Buyer) claiming to have been engaged by Buyer in connection with the transactions contemplated by this Agreement, and Buyer will bear the cost of the reasonable out-of-pocket expenses incurred by the Seller in investigating, defending against, or appealing any such claim.

         9.5      NONCOMPETITION.

                  (a) During the Term of Noncompetition, the Seller will refrain from directly or indirectly, whether as a principal, officer, director, employee (other than as an employee of the Companies or the Buyer), shareholder, investor, consultant, advisor, partner, joint venturer, broker, agent, equity owner, or in any other capacity whatsoever, in every state in the United States (the "Restricted Territory"):

                           (i) engaging or participating in any business
                  enterprise (regardless of whether it is a sole proprietorship or a corporation, partnership, trust, business association, or other entity) that engages in (x) any business which any Company was engaged in as of the date of this Agreement or as of the Closing date (other than the Retail Card Business), or
                  (y) any business which performs TPA Services. The foregoing notwithstanding, it is permissible for the Seller to engage in the Retail Card Business; or

                           (ii) other than through the sale of permitted
                  products or services by the Seller as set forth in (i) above, causing or attempting to cause (A) any person or entity by or through or to whom any Company sells or distributes its services or products to terminate or reduce its relationship or dealings with any Company, or (B) any company whose services or products are sold by or through any Company to terminate or reduce its relationship or dealings with any Company; or

                           (iii) causing or attempting to cause any employee,
                  agent, consultant, or independent contractor of any Company to cease serving any Company in such capacity; or

                           (iv) hiring or otherwise retaining or soliciting any
                  Person who, prior to the Closing or at any time during the Term of Noncompetition, was an employee, consultant or other contractor of any Company.

                  (b) The Seller acknowledges that the geographic boundaries of the Restricted Territory, the scope of prohibited activities, and Term of Noncompetition contained in Section 9.5(a) hereof (i) are reasonable and no broader than necessary to protect the investment by Buyer in each Company and each Company's ongoing business interests and (ii) do not and will not impose any unreasonable burden upon the Seller.

                  (c) Buyer and Seller agree that (i) any breach by the

Seller of any of the provisions contained in this Section 9.5 would cause irreparable Damage to the Buyer Parties for which monetary damages and other remedies at law may be inadequate, and (ii) the Buyer Parties will be entitled as a matter of right to obtain, without posting any bond whatsoever and without proof of any actual Damage, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this
Section 9.5 or to require such Seller to perform its obligations under this
Section 9.5, which right to equitable or extraordinary relief will not be exclusive but will be in addition to all other remedies to which the Buyer Parties may be entitled under this Agreement, at law, or in equity (including without limitation the right to recover monetary damages).

         9.6 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Seller and each Company, on the one hand, and Buyer, on the other hand, will consult with one another before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other parties' approval of the text of any public report, statement or release to be made solely on behalf of a party. If such parties are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, based on the advice of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release upon prior notice to the other parties hereto.

         9.7      CONFIDENTIALITY.

                  (a) The Seller will refrain, and will cause each Company and their respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person (i) any confidential documents or confidential information concerning Buyer or its Affiliates furnished to it in connection with this Agreement or the transactions contemplated hereby, and (ii) any documents or information concerning each Company, unless (A) such disclosure is compelled by judicial or administrative process or by other requirements of Law and notice of such disclosure is furnished to Buyer (or, following Closing, each Company); (B) Seller deems it advisable (upon advice of legal counsel) to disclose any such documents or information in connection with the requirements of any Law; or (C) such confidential documents or information can be shown to have been (x) previously known by the Person receiving such documents or information, or (y) in the public domain through no fault of the Seller.

                  (b) For a three-year period after this Agreement is terminated pursuant to Section 9.1 hereof, Buyer will refrain, and will cause its officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person any documents or information concerning each Company furnished to it in connection with this Agreement or the transactions contemplated hereby, unless (i) such disclosure is compelled by judicial or administrative process or by other requirements of Law and notice of such disclosure is furnished to the Seller; (ii) Buyer deems it advisable (upon advice of legal counsel) to disclose any such documents or information in connection with the requirements of any Law; or (iii) such documents or information can be shown to have been (A) previously known by the Person receiving such documents or information, or (B) in the public domain through no fault of Buyer.

         9.8 EXPENSES. Except as otherwise specifically provided in this Agreement, each of the Seller and the Buyer will pay all expenses incurred or to be incurred by it in negotiating this Agreement, in performing its obligations under this Agreement, and in consummating the transactions contemplated by this Agreement.

         9.9 NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

                  (i)      If to Seller or any Company (before Closing):

                           Ronald J. Davi
                           419 E. Main Street
                           Middletown, NY  10940
                           Facsimile number: (914) 343-6113

                           with copy to:

                           Drinker Biddle & Reath LLP
                           105 College Road East, Suite 300
                           Princeton, New Jersey  08542
                           Attn:  Thomas A. Belton, Esq.
                           Facsimile number:  609-799-7000

                  (ii)     If to Company (after Closing):

                           National Preferred Provider Network, Inc.
                           3501 Frontage Road
                           Tampa, Florida  33607
                           Attn:  President
                           Facsimile number:  813-287-6629

                           with copy to:

                           Fowler, White, Gillen, Boggs,
                             Villareal and Banker, P.A.
                           501 East Kennedy Blvd., Suite 1700
                           Tampa, FL  33602
                           Attn. David C. Shobe, Esq.
                           Facsimile number:  813-229-8313

                  (iii)    If to Buyer:

                           HealthPlan Services Corporation
                           3501 Frontage Road
                           Tampa, Florida  33607
                           Attn:  General Counsel
                           Facsimile number:  (813) 287-6629

                           with copy to:

                           Fowler, White, Gillen, Boggs,
                             Villareal and Banker, P.A.
                           501 East Kennedy Blvd., Suite 1700
                           Tampa, FL  33602
                           Attn. David C. Shobe, Esq.
                           Facsimile number:  813-229-8313


All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 9.9 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

         9.10 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto and the Disclosure Letter, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior communications, agreements, understandings, representations, and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no oral or written agreements, understandings, representations, or warranties among the parties hereto with respect to the subject matter hereof other than those set forth in this Agreement.

         9.11 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement will be binding upon the parties hereto and their respective successors and permitted assignees. Neither this Agreement, any part hereof, nor any right or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto (and any attempt to do so will be void), except that Buyer may, without the consent of Seller, assign all or any portion of Buyer's rights or obligations hereunder to any Affiliate of Buyer, provided that Buyer agrees that such assignment shall not relieve Buyer from any liability it may have hereunder. This Agreement may be modified or amended only by a writing duly executed on behalf of each party hereto.

         9.12 GOVERNING LAW AND LITIGATION VENUE. This Agreement shall be governed by the laws of the State of Florida and the laws of United States of America (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance. This Agreement shall be deemed for all purposes to have been entered into in Hillsborough County, Florida. Any litigation arising directly or indirectly from a dispute hereunder shall be litigated solely in the Circuit Court of the State of Florida in Hillsborough County, Florida or in the United States District Court for the Middle District of Florida, Tampa Division (unless the actual location of real estate that is the subject of any suit requires otherwise). The parties hereto submit to the personal jurisdiction of such courts, exclusively, and agree that such courts shall be the sole situs of venue for the resolution of any such dispute through litigation. Any appeals from the decisions of the aforementioned courts shall be taken pursuant to the Federal and Florida Rules of Appellate Procedure, except as the actual location of real estate that is the subject of suit otherwise requires.

         9.13 NO THIRD PARTY RIGHTS. Except as specifically provided in this Agreement, this Agreement is not intended and may not be construed to create any rights (including third party beneficiary rights) in any parties other than the Seller, each Company, Buyer and their respective successors and permitted assignees.

         9.14 INCORPORATION OF EXHIBITS. The exhibits attached hereto are hereby incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such exhibit, the provisions of this Agreement will control.

         9.15 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," "hereunder," "hereto," and derivative or similar words will refer to this entire Agreement, (d) the terms "Article" or "Section" will refer to the specified Article or Section of this Agreement, and (e) the conjunction "nor" will denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

         9.16 WAIVER AND REMEDIES. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         9.17 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         9.18 FURTHER ASSURANCES. Each of Buyer (including each Company following the Closing) and the Seller agree that, from time to time after the Closing Date, upon the reasonable request of the other party, it will cooperate with such other party to effect the orderly transfer of the business, operations, and affairs of each Company. Each such party may, at its own expense, make such copies of any portions of the relevant books and records as such party may reasonably require.

         9.19 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [Remainder of page intentionally left blank.]

Acquisition Agreement
         IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement this 18th day of April, 1998.

                         HEALTHPLAN SERVICES CORPORATION


                                            By:        /s/ PHILLIP S. DINGLE
                                               ---------------------------------
                                            Name:      Phillip S. Dingle
                                            Title:     SVP and Chief Counsel

                                                    "Buyer"


                                            NATIONAL PREFERRED PROVIDER NETWORK,
                                             INC.


                                            By:        /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi
                                            Title: President


                                            QUALITY MEDICAL ADMINISTRATORS, INC.


                                            By:        /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi
                                            Title: President


                                            NATIONAL NETWORK SERVICES, INC.


                                            By:        /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi
                                            Title: President

                                                     the "Companies"


                                            RONALD J. DAVI, individually

                                                       /s/ RONALD J. DAVI
                                               ---------------------------------

                                            THE RONALD J. DAVI IRREVOCABLE
                                                  QUALIFIED ANNUITY TRUST
                                                  AGREEMENT I


                                            By:        /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi, Trustee

                                            THE RONALD J. DAVI IRREVOCABLE
                                                  QUALIFIED ANNUITY TRUST
                                                  AGREEMENT II


                                            By:       /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi, Trustee


                                            THE RONALD J. DAVI IRREVOCABLE
                                                  QUALIFIED ANNUITY TRUST
                                                  AGREEMENT III


                                            By:        /s/ RONALD J. DAVI
                                               ---------------------------------
                                            Name: Ronald J. Davi, Trustee

                                                   "Seller"

                                LIST OF EXHIBITS

Exhibit 1.1         Definitions
Exhibit 2.2         Purchase Price Allocation
Exhibit 2.4(a)      Exceptions to Company Benefit Plan Terminations
Exhibit 2.5         Affiliated Contracts
Exhibit 7.1(f)      Opinions of Counsel
Exhibit 7.1(i)      LLC Operating Agreement
Exhibit 7.1(j)      Escrow Agreement
Exhibit 7.1(m)      Employment Agreements
Exhibit 7.2(f)      Opinion of Fowler, White, Gillen, Boggs, Villareal and
                    Banker, P.A.

As required by applicable law, the Company will furnish supplementally any omitted Exhibit or Schedule upon request.